Hammer Fiber Optic Investments, Ltd.
Balance Sheet
(Unaudited)

	April 30, 2016	April 30, 2015
ASSETS

Current Assets
Cash	$2,084,136	$944,089
Prepaid expenses	129,119	-
Total current assets	2,213,255	944,089

Other Assets
Property and Equipment, net	3,825,477	170,094
Security Deposit	20,231	5,550
Total other assets	3,845,708	175,644

TOTAL ASSETS	$6,058,963	$1,119,733

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$3,552	$-
Loans payable - current portion	33,105	82,500
Note payable - current portion	960,000	-
Accrued interest	4,278	908
Total current liabilities	1,000,935	83,408

Loan payable - Long term portion	-	-
Note payable - Marie Sevell	1,440,000	-
TOTAL LIABILITIES	2,440,935	83,408

STOCKHOLDERS' EQUITY
Common stock A, convertible, $0.00001 par value, 25,000,000 shares authorized, 2,092,996 issued, and outstanding	21	-
Common stock B, $0.00001 par value, 25,000,000 shares authorized, 2,092,996 issued, and outstanding	21	-
Additional paid-in capital	4,869,779	1,595,000
Stock subscriptions	-	-
Accumulated deficit	(1,251,793)	(558,675)
Total stockholders' Equity	3,618,028	1,036,325

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,058,963	$1,119,733

Hammer Fiber Optic Investments, Ltd.
Statement of Operations
(Unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
	April 30, 2016	April 30, 2015

REVENUE	$-	$-

EXPENSES:
General and administrative	353,790	404,407
Interest expense	-	-
Total expenses	353,790	404,407

Net loss before income tax provision (benefit)	(353,790)	(404,407)

Income tax provision (benefit)	-	-

NET LOSS	$(353,790)	$(404,407)

Weighted average number of shares outstanding - basic and diluted	-	-

Earnings per share - basic and diluted	$-	$-

Hammer Fiber Optic Investments, Ltd.
Statement of Changes in Stockholders' Equity
January 31, 2016 to April 30, 2016
(Unaudited)

					Additional	Stock
	Common Stock – Class A		Common Stock – Class B		Paid-In	Subscription	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Equity

Balance - January 31, 2016	2,092,996	$21	2,092,996	$21	$3,420,291	$-	$(898,003)	2,522,330

Issuance of stock for cash	-	-	-	-	1,449,488	-	-	1,449,488

Forgiveness of debt by related party	-	-	-	-	-	-	-	-

Share issuance costs	-	-	-	-	-	-	-	-

Net loss for the period	-	-	-	-	-	-	(353,790)	(353,790)

Balance - April 30, 2016	2,092,996	$21	2,092,996	$21	$4,869,779	$-	$(1,251,793)	3,618,028

Hammer Fiber Optic Investments, Ltd.
Statement of Cash Flows
(Unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
	April 30, 2016	April 30, 2015
Cash Flows from Operating Activities:

Net Loss	$(353,790)	$(404,407)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation expense	26,873	1,480
Prepaid expenses	(102,254)	-
Accounts payable	3,552
Accrued interest	-	-
Net Cash used in Operating Activities	(425,619)	(402,927)

Cash flows from Investing Activities:

Acquisition of property and equipment	(400,951)	(5,456)
Capitalized Expenses	(704,497)	(6,000)
Payment of security deposit	(9,681)	(2,850)
Net Cash used in Investing Activities	(1,115,129)	(14,306)

Cash flows from Financing Activities:

Proceeds from loans payable	30,105	-
Repayment of loan payable	-	-
Proceeds from notes payable	-	-
Proceeds from issuance of shares	112,481	1,310,000
Net Cash provided by Financing Activities	142,586	1,310,000

Net Increase in cash	(1,398,162)	892,767
Cash at beginning of period	3,482,298	51,322
Cash at end of period	$2,084,136	$944,089

Supplemental disclosures of cash flows information:

Interest paid	$-	$-
Taxes paid	$-	$-